Exhibit 21.1

Subsidiaries of Revlon, Inc.
As of December 31, 2022

Domestic

Almay, Inc.	Charles Revson Inc.	Revlon Consumer Products Corporation
Art & Science, Ltd.	Creative Nail Design Inc.	Revlon Development Corp.
Bari Cosmetics, Ltd.	Cutex, Inc.	Revlon Finance LLC
Beautyge II, LLC.	DF Enterprises, Inc.	Revlon Government Sales, Inc.
Beautyge Brands USA Inc.	Elizabeth Arden (Financing), Inc.	Revlon International Corporation
Beautyge USA, Inc.	Elizabeth Arden Investments, LLC	Revlon Professional Holding Company LLC
BrandCo Almay 2020 LLC	Elizabeth Arden NM, LLC	RIROS Corporation
BrandCo Charlie 2020 LLC	Elizabeth Arden Travel Retail, Inc.	RIROS Group Inc.
BrandCo CND 2020 LLC	Elizabeth Arden USC, LLC	RML, LLC
BrandCo Curve 2020 LLC	Elizabeth Arden, Inc.	Roux Laboratories, Inc.
BrandCo Elizabeth Arden 2020 LLC	FD Management, Inc.	Roux Properties Jacksonville, LLC
BrandCo Girogio Beverly Hills 2020 LLC	North America Revsale Inc.	SinfulColors, Inc.
BrandCo Halston 2020 LLC	OPP Products, Inc.
BrandCo Jean Nate 2020 LLC	PPI Two Corporation
BrandCo Mitchum 2020 LLC	RDEN Management, Inc.
BrandCo Multicultural Group 2020 LLC	Realistic Roux Professional Products Inc
BrandCo PS 2020 LLC	Revlon (Puerto Rico) Inc.
BrandCo White Shoulders 2020 LLC

Foreign

American Crew Dominicana, S.R.L.	Elizabeth Arden (France) S.A.	Revlon (Shanghai) Limited
Armour Farmaceutica de Colombia, S.A.	Elizabeth Arden (Netherlands) Holdings B.V.	Revlon (Suisse) S.A.
Beautyge I	Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading Ltd.	Revlon Australia Pty Limited
Beautyge Andina SA	Elizabeth Arden (Singapore) Pte. Ltd.	Revlon B.V.
Beautyge Beauty Group, S.L	Elizabeth Arden (South Africa) (Proprietary) Ltd	Revlon Beauty Products, S.L.
Beautyge Brands France Holding, SAS	Elizabeth Arden (Sweden) AB	Revlon Canada Inc.
Beautyge France SAS	Elizabeth Arden (Switzerland) Holding S.a.r.L.	Revlon China Holdings Limited
Beautyge Logistics Services, S.L.	Elizabeth Arden (UK) Ltd.	Revlon Holdings B.V.
Beautyge Logistics Services, S.L. - French Branch	Elizabeth Arden Cosmeticos Do Brazil Ltda	Revlon International Corporation - UK Branch
Beautyge Netherlands B.V.	Elizabeth Arden España S.L.	Revlon K.K.
Beautyge Participations, S.L	Elizabeth Arden GmbH	Revlon Manufacturing Ltd.
Beautyge Portugal, Produtos Cosm. e Prof.	Elizabeth Arden International S.A.R.L.	Revlon Manufacturing Ltd. - Taiwan Branch
Beautyge Professional Limited (Ireland)	Elizabeth Arden Korea Yuhan Hoesa	Revlon Mauritius Ltd.
Beautyge, S.L.	Elizabeth Arden Middle East FZCO	Revlon New Zealand Limited
Beauytge France SAS - Swiss Branch	Elizabeth Arden Sea (HK) Ltd.	Revlon Offshore Limited
Beauytge Germany GMBH	Elizabeth Arden Sea Pte. Ltd.	Revlon Overseas Corporation
Beauytge Italy S.p.A.	Elizabeth Arden Trading B.V.	Revlon Pension Trustee Company (U.K.) Limited
Beauytge Mexico SA de CV	Elizabeth Arden Trading B.V. - Taiwan Branch	Revlon South Africa (Proprietary) Limited
Beauytge Rus, Closed Joint Stock Company	Européenne de Produits de Beauté, S.A.S.	Revlon Trading (Shanghai) Co. Ltd
Comercializadora Brendola, S.R.L.	New Revlon Argentina S.A.	Revlon, S.A. de C.V.
Elizabeth Arden (Canada) Limited	Productos Cosmeticos de Revlon S.A.	RML Holdings L.P.
Elizabeth Arden (Denmark) ApS	Professional Beauty Services S.A.	Shanghai Revstar Cosmetics Marketing Services Limited
Professional Beauty Services S.A. - Belgium Branch
Promethean Insurance Limited
Revlon (Hong Kong) Limited